UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Silverleaf Resorts, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SUPPLEMENT #1 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by Silverleaf Resorts, Inc. (“Silverleaf” or the “Company”) on April 18, 2011, which should be read in its entirety. Capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Litigation Related to the Merger

As previously disclosed on pages 9 and 47-48 of the Definitive Proxy Statement, in February 2011, three purported shareholder derivative suits were filed in Dallas County state district court arising out of the Agreement and Plan of Merger between the Company and Resort Holdings. The three suits have been consolidated into one action before the 116th District Court styled In re Silverleaf Resorts, Inc. Derivative Litigation, Cause No. DC-11-1419-F (the “Consolidated Action”). In their Consolidated Amended Derivative Petition, the plaintiffs purport to assert claims on behalf of the Company against each member of the Company’s Board, as well as Cerberus and its affiliate companies, Resort Holdings and Merger Sub. The plaintiffs’ allegations include that the consideration in the proposed transaction is inadequate; that the Board entered into the proposed transaction to procure significant financial benefits for themselves and senior Company management; that the Board and senior management unreasonably favored Cerberus throughout the sales process; the Board agreed to deal protective devices that precluded a successful competing offer for the Company; that, based on the Company’s March 10, 2011 preliminary Proxy Statement, the Board failed to make adequate disclosures to allow the Company’s shareholders to cast an informed vote regarding the proposed transaction; and that such alleged conduct constitutes a breach of the Board’s duties of loyalty, due care, independence, candor, good faith, and fair dealing. The plaintiffs also claim that the Company and the Cerberus entities aided and abetted in the alleged breaches of fiduciary duty by the Company’s directors. On March 15, 2011, another purported shareholder derivative suit was filed in Dallas County state district court, styled Jose Dias, on behalf of himself and others similarly situated vs. Robert E. Mead, et al. (the “Dias Action”). In that suit, the plaintiff purports to assert claims on behalf of the Company against each of the Company’s directors based on similar allegations as in the consolidated petition and asserts claims for breach of fiduciary duty and breach of the duty of disclosure. Under the consolidation order issued by the 116th District Court, the Company anticipates that the Dias Action will be transferred and consolidated with the other suits in the Consolidated Action. Among other relief, the plaintiffs in these derivative suits seek to enjoin the proposed transaction or recover damages if the transaction is consummated. None of the defendants have responded to the derivative lawsuits.

In addition, on or about February 16, 2011, the Company received a written demand from legal counsel for Frank Parker, Carlos Tapia, and Leslie Neil Hull, purported shareholders of the Company. Further, on or about March 1, 2011, the Company received a written demand from legal counsel for Igor Zlokarmik, also a purported shareholder of the Company. These purported shareholders allege that the directors breached their fiduciary duties in connection with the proposed acquisition based on similar allegations as set forth in the derivative lawsuits and they demand that the Company pursue legal action against the directors. The Company has not responded to the written demands.

At the Company’s request, on April 4, 2011, the 116th District Court appointed Paul R. Bessette, a shareholder of the law firm Greenberg Traurig, LLP and Co-Chair of the firm’s National Securities Litigation group, to perform an independent review of the allegations made in the derivative lawsuits and in the written demands from shareholders pursuant to Section 21.554(a)(3) of the Texas Business Organizations Code (“TBOC”). Mr. Bessette has been delegated full and complete authority to exercise the business judgment of the Company and to determine and implement or cause to be implemented any actions to be taken by the Company in response to the findings he makes, including but not limited to: (i) whether it is in the best interests of the Company that the derivative suits be continued or whether the derivative suits should be terminated and (ii) the terms, if any, upon which any claim within the scope of his responsibility and authority should be dismissed, settled, and/or released. The Court stayed the derivative proceedings pending Mr. Bessette’s review pursuant to section 21.555 of the TBOC.

Recent Developments

Results of the Independent Review. On April 26, 2011, Mr. Bessette submitted to the Company his report with respect to the claims asserted in the Consolidated Action. This report was the result of Mr. Bessette’s comprehensive investigation of plaintiff’s claims in the purported derivative lawsuits. His investigation consisted primarily of documentary and testimonial due diligence conducted over an approximately four-week period, including, without limitation: (1) a review of all pleadings and other documents filed in the Consolidated Action; (2) in-person meetings with and telephonic interviews of counsel for Silverleaf and the plaintiffs; (3) a review of draft and definitive documents, agreements, communications, reports, presentations and corporate books and records, including Silverleaf’s public announcements of and filings with the SEC, the U.S. Federal Trade Commission and the U.S. Department of Justice, and all other documents and information produced by Silverleaf and its counsel at the request of Mr. Bessette; (4) comprehensive interviews of principal parties to the Consolidated Action, the representatives of the constituent parties involved in Cerberus’ acquisition of Silverleaf through the Merger, and other third-party witnesses Mr. Bessette deemed relevant and necessary in the conduct of his investigation; and (5) research under applicable Texas and Delaware state corporate and U.S. federal securities law and a review of recent public company sale of control transactions processes, agreements, terms and conditions which Mr. Bessette, in his judgment and experience, deemed reasonably comparable to the Merger and relevant to the conduct of his investigation.

As a result of this investigation, Mr. Bessette concluded that the continuation of the Consolidated Action is not in the best interests of Silverleaf and that, for reasons detailed in the full report, the Silverleaf directors named in the Consolidated Action complied with their fiduciary obligations to Silverleaf under Texas law in connection with the sale of Silverleaf to Cerberus.

Settlement Agreement Related to the Consolidated Action. On May 9, 2011, the Company and the other parties to the Consolidated Action (through their respective counsel) reached a settlement in principle, which provides for the dismissal with prejudice of the Consolidated Action and a release of the defendants from all present and future claims asserted in the Consolidated Action in exchange for, among other things, providing you with the supplemental disclosure contained in this Supplement #1. In addition, as part of the settlement in principle, the Company has agreed to pay an amount not to exceed $200,000 to plaintiffs’ counsel for their fees and expenses, subject to court approval. The Company has had preliminary conversations with representatives of its insurers and expects such insurers to contribute $75,000 toward such fees and expenses. The proposed settlement is subject to further definitive documentation and to a number of conditions, including, without limitation, the consolidation of the Dias Action into the Consolidated Action, the completion of certain reasonable discovery by the plaintiffs, the drafting and execution of a formal Stipulation of Settlement, and court approval of the proposed settlement. There is no assurance that these conditions will be satisfied.

The settlement will not affect the merger consideration to be paid to shareholders of Silverleaf in connection with the proposed merger or the timing of the special meeting of shareholders scheduled for May 11, 2011.

Supplemental Disclosures

Silverleaf and the other Defendants vigorously deny all liability with respect to the facts and claims alleged in the Consolidated Action, and specifically deny that any further supplemental disclosure was required or advisable under any rule, statue, regulation or law. However, to avoid the burden, expense, risk, inconvenience and distraction of continuing the litigation related to the Consolidated Action and to fully and finally resolve the claims alleged in the Consolidated Action, Silverleaf and the other defendants have agreed to the proposed settlement described above.

In connection with the settlement in principle of the Consolidated Action, Silverleaf agreed to make these supplemental disclosures to the Definitive Proxy Statement. These additional disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Without admitting in any way that the disclosures below are material or otherwise required by law, Silverleaf makes the following supplemental disclosures:

The following disclosure supplements the discussions on page 22 of the Definitive Proxy Statement under the heading “Background of the Merger” relating to the preliminary communications with both “Party B” and the “one other party” mentioned in such discussions.

Party B was initially contacted by Gleacher and is a highly sophisticated Wall Street entity. The “one other party” was a potential financial buyer who was contacted by Gleacher and advised that there was an opportunity for a possible sale transaction with Silverleaf. This party indicated they were potentially interested and requested certain basic and preliminary information about Silverleaf. No additional interest was shown by this party after receiving this preliminary information from Gleacher.

The following disclosure supplements the discussions on page 22 of the Definitive Proxy Statement under the heading “Background of the Merger” relating to Gleacher’s actions in July 2010 to explore other parties’ interest in a potential sale transaction.

Gleacher contacted a number of parties in order to understand their views on the timeshare industry generally and to gauge their interest, on a preliminary basis, in a potential acquisition of a timeshare resort company.

The following disclosure supplements the discussions on page 23 of the Definitive Proxy Statement under the heading “Background of the Merger” relating to the selection of the 59 parties identified as likely to produce a viable offer to solicit interest in such an acquisition.

Although definitions of “financial buyers” and “strategic buyers” are inherently imprecise, Silverleaf instructed Gleacher to pursue parties who, by most definitions, would be regarded as “financial buyers.” However, given investments held by one such party, that party could also be regarded as a “strategic buyer.” Management and the board of the Company believed that soliciting other potential strategic buyers created significant risk to the Company. This decision was made based on a variety of factors, including, without limitation, operational issues and confidentiality concerns.

The following disclosure supplements the discussions on page 24 of the Definitive Proxy Statement under the heading “Background of the Merger” relating to the Company’s decision to utilize an informal bidding process with interested parties.

Gleacher recommended to Silverleaf’s Board that it would be strategically advantageous to utilize an informal bidding process by conducting parallel one-on-one negotiations given that there were only two potentially interested parties. Accordingly, formal auction materials and deadlines for Cerberus and Party B were not established, although each was made aware that “other interested parties” were looking at possible transactions involving Silverleaf.

The following disclosure supplements the discussions on pages 26-27 of the Definitive Proxy Statement under the heading “Background of the Merger” relating to activities during the initial exclusivity period with Cerberus.

During the initial exclusivity period with Cerberus between November 3, 2010 and January 2, 2011, neither Gleacher nor Silverleaf received any unsolicited inquiries regarding a potential sale transaction.

The following disclosure supplements the discussions on page 28 of the Definitive Proxy Statement under the heading “Background of the Merger” relating to the January 11, 2011 telephonic inquiry by “Party C.”

Party C’s January 11, 2011 telephone inquiry, which was initiated by a financial intermediary on behalf of Party C, was unsolicited and unspecific. Party C was a potential strategic acquirer. Management of the Company provided contact information for Gleacher, but no other information. Party C was not one of the 59 parties contacted by Gleacher on Silverleaf’s behalf. Neither Party C, nor its financial intermediary made any further inquiry of the Company or Gleacher concerning a potential transaction; however, following announcement of the transaction, Party C contacted Cerberus to inquire whether it could provide management services to Cerberus upon consummation of the transaction.

The paragraph in the Opinion of Gleacher & Company Securities, Inc. on page 37 under the heading “Comparable Company Analysis” that begins “Gleacher reviewed and compared certain financial information …” is amended and restated to read as follows:

Gleacher reviewed and compared certain financial information and multiples for Silverleaf to publicly available information of two publicly-traded companies in the timeshare resort industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Gleacher deemed to be reasonably comparable to Silverleaf in one or more respects. Although neither of the following companies is identical or directly comparable to Silverleaf or its business, Gleacher chose the following selected comparable companies for its analysis because they had publicly-traded equity securities, either focus on, or have a substantial portion of their assets in, the timeshare resort industry, compete directly in certain timeshare resort markets, have assets of similar quality, a similar customer base and make use of similar securitized financing strategies for access to capital. Gleacher did not believe any other companies met these criteria. These selected companies consisted of:

•	Wyndham Worldwide Corporation; and

•	Bluegreen Corporation.

The paragraph in the Opinion of Gleacher & Company Securities, Inc. on page 38 under the heading “Comparable Company Analysis” that begins “These multiples were calculated using financial data … ” is amended and restated to read as follows:

These multiples were calculated using financial data as of the year ended December 31, 2010 for Silverleaf and as of September 30, 2010 for Wyndham Worldwide Corp. The multiples applicable to Bluegreen Corporation were calculated using financial data as of the nine-month period ended September 30, 2010, which was then annualized. Bluegreen Corporation did not adopt Accounting Standards Update (“ASU”) No. 2009-16, Transfers and Servicing (ASC 860), Accounting for Transfers of Financial Assets (ASU 2009-16) and ASU No. 2009-17, Consolidations (Topic 810: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (ASU 2009-17) whereas Wyndham Worldwide Corporation and Silverleaf had adopted those accounting standards earlier. In general, ASU 2009-16 and ASU 2009-17 require timeshare resort companies to consolidate special purpose finance entities associated with securitization transactions that previously qualified for off-balance sheet sales treatment. Gleacher did not utilize Bluegreen Corporation’s financial data prior to the adoption of these accounting standards given the difficulty of adjusting such financial data so that a meaningful comparison could be made. In addition, for comparison purposes, the financial information for both of the selected comparable companies were adjusted to eliminate the effect of certain non-recurring items in order to provide a more meaningful basis for comparison that would not be impacted by one-time events.

The paragraph in the Opinion of Gleacher & Company Securities, Inc. on page 38 under the heading “Comparable Company Analysis” that begins “Gleacher selected a reference range of 0.3x to 0.5x … ” is amended and restated to read as follows:

Gleacher selected a reference range of 0.3x to 0.5x based on the multiple of equity value to book value for Bluegreen Corporation. In deriving the reference range, Gleacher noted that, although Wyndham Worldwide Corporation competed directly in certain timeshare resort markets, had a similar asset and customer base, Wyndham Worldwide Corporation’s multiple did not provide an applicable comparison because its market capitalization is significantly higher than both Bluegreen Corporation and Silverleaf , it has significantly greater and more diversified access to financing and it is a substantially larger and more diversified company that operates globally (as opposed to the more regional focus of Silverleaf and Bluegreen Corporation) and has substantial assets in sectors other than timeshare resorts, such as hospitality, which historically trade at higher multiples to book value than companies solely focused in the timeshare industry. Gleacher then applied the reference range of 0.3x to 0.5x to Silverleaf’s book value of $205.9 million. This analysis indicated the following implied per share equity value reference range for Silverleaf, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Silverleaf	Merger Consideration

$1.59 to $2.60	$2.50

The paragraph in the Opinion of Gleacher & Company Securities, Inc. on page 39 under the heading “Precedent Transaction Analysis” that begins “For each of the selected transactions, Gleacher calculate … ” is amended and restated to read as follows:

For each of the selected transactions, Gleacher calculated and compared the enterprise value for each target company to such companies’ EBITDA for the preceding twelve months. Gleacher focused on this metric because the data was generally publicly available, and it allowed for meaningful comparison among companies with different capital structures and different accounting treatments. Such multiples for the selected transactions were based on publicly available information at the time of the relevant transaction and Bloomberg. The results of these analyses are summarized in the following table:

Transaction	Enterprise Value/LTM EBITDA
Thayer Lodging Group/Interstate Hotels	7.9x
Diamond Resorts/Sunterra	9.9x
Cendant (nka Wyndham)/FFD Development	Insufficient data to calculate
Cendant (nka Wyndham)/NOVASOL AS	Insufficient data to calculate
Cendant/Trendwest Resorts	11.9x
Cendant/Equivest Finance	8.4x
Cendant/Fairfield Communities	7.1x
Equivest Finance/Peppertree Resorts	8.2x
Starwood Hotel & Resorts/Vistana	10.9x
Equivest Finance/Eastern Resorts	10.9x
Vistana/Success Development Group	Not meaningful
Fairfield Communities/Vacation Break USA	8.1x
Signature Resorts/LSI Group Holdings	9.0x
Signature Resorts/Plantation Resort Group	9.1x
Signature Resorts/AVCOM International	Not meaningful

The following disclosure supplements the discussions on pages 39-40 of the Definitive Proxy Statement under the heading “Discounted Cash Flow Analysis” relating to the manner in which stock-based compensation and net operating losses were treated in the analysis.

Charges related to stock based compensation were not material based on financial projections provided by the Company; as such, Gleacher made no adjustment to the discounted cash flow analysis for charges related to stock based compensation. Gleacher based its discounted cash flow analysis on financial projections provided by the Company which reflect the use of net operating loss carryforwards as an offset to cash taxes in future periods.

The following disclosure supplements the discussions on page 43 of the Definitive Proxy Statement under the heading “Interests of Certain Persons in the Merger — Shares Held by Directors and Executive Officers” relating to the proportion of “vested” to “unvested-but-accelerated” options held by Directors and Officers and the separate cash value or the Option Consideration attributed to each.

Director/Executive	Positions	Options	Accelerated Options	Accelerated Options Consideration	Vested Options	Vested Options Consideration	Total Options Consideration
Robert E Mead	CEO/Director	—					$—
Harry J. White, Jr.	CFO	175,000	105,000	$63,525	70,000	$42,350	$105,875
Edward L. Lahart	COO	175,000	105,000	$63,525	70,000	$42,350	$105,875
David T. O'Connor	Sr EVP	543,269	105,000	$63,525	438,269	$847,018	$910,543
Joe W. Conner	COO	543,269	105,000	$63,525	438,269	$847,018	$910,543
Thomas J. Morris	EVP	442,000	105,000	$63,525	337,000	$277,310	$340,835
Michael D. Jones	CIO	100,000	60,000	$36,300	40,000	$24,200	$60,500
Sandra G. Cearley	Corp Secretary	25,000	15,000	$9,075	10,000	$6,050	$15,125
J. Richard Budd, III	Director	190,000	37,500	$22,688	152,500	$276,263	$298,950
James B. Francis, Jr.	Director	75,000	37,500	$22,688	37,500	$22,688	$45,375
Herbert B. Hirsch	Director	75,000	37,500	$22,688	37,500	$22,688	$45,375
Michael A. Jenkins	Director	75,000	56,250	$55,125	18,750	$18,375	$73,500
		2,418,538	768,750	$486,188	1,649,788	$2,426,308	$2,912,496